Exhibit 99.1

        Brooke Corporation Releases Subsidiary Results for February 2004

    OVERLAND PARK, Kan., March 31 /PRNewswire-FirstCall/ -- Kyle Garst, Vice President of Brooke Corporation (Amex: BXX), announced selected February results for the Company's franchise and finance subsidiaries.
    Garst announced that the Company's franchise subsidiary, Brooke Franchise Corporation, consulted with franchisees and others in the acquisition of businesses in the states of Arizona, Texas, Illinois, Florida, California, Michigan, Kansas and Colorado. Garst stated, "As a result of these acquisitions, Brooke Franchise Corporation added a total of ten new franchise locations and received $1,861,000 in consulting fees from non-related entities. Two of the 10 new locations were auto insurance agencies acquired by a sister company."
    To help observers put the February expansion into perspective, Garst noted that a total of eleven new franchise locations were added in January 2004, resulting in associated consulting fees of $564,000 from non-related entities. Ten new franchise locations were added in December 2003, resulting in associated consulting fees of $1,885,000.
    Garst also announced that loan portfolio balances of the Company's finance subsidiary, Brooke Credit Corporation, totaled $115,900,000 on February 29, 2004 as compared to loan portfolio balances of $110,200,000 on January 31, 2004. Portfolio balances exclude loan balances of sister companies.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance and related services through a network more than 250 franchise locations and has originated more than $100,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             03/31/2004
    /CONTACT:  Kyle Garst, Vice President of Brooke Corporation,
+1-800-642-1872 Ext. 121, investments@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Brooke Franchise Corporation; Brooke Credit
     Corporation
ST:  Kansas
IN:  FIN INS
SU: